Answers Corporation
1st Quarter 2006 Conference Call
4:30PM EST, May 8, 2006

Participants:

Bruce Smith, VP Investor Relations & Strategic Development
Bob Rosenschein, Chairman & CEO
Steve Steinberg, CFO

Bruce Smith

Good afternoon, and welcome to the Answers Corporation 1st quarter 2006 conference call. My name is Bruce Smith, VP of Investor Relations and Strategic Development. I’ll be moderating today’s call, which is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this presentation will be available at the site for the next week.

Thank you for your interest in Answers Corporation. With us today are Chairman and CEO Bob Rosenschein and CFO Steve Steinberg. At the conclusion of our remarks, we’ll open the call for your questions.

Just as a reminder, we will be making forward-looking statements on this call, including predictions and estimates that involve a number of risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others, our ability to increase the number of Answers.com users and the number of partners who will direct additional traffic to our sites, our ability to improve monetization, a decision by search engines to block our AnswerPages from users’ search results, a decision by Google to stop directing user traffic to Answers.com through its definition link, and any other risk factors identified from time to time in our SEC filings, including, our annual report on Form 10-KSB filed in March 2006.

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Forward-looking statements discussed during this conference call speak only as of the date of this conference call. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after this conference call.

I would also like to point out that throughout this call we will be referring to our GAAP financial results as well as non-GAAP measures. These non-GAAP measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. You can find a reconciliation of the differences between the non-GAAP financial measures presented and the most directly comparable financial measure or measures calculated and presented in accordance with GAAP, attached to our press release issued earlier today and posted on our corporate Website at: ir.answers.com.

And now, I’d like to turn the call over to Bob Rosenschein. Bob…

Bob Rosenschein

Thank you. It’s a pleasure to welcome you today to our call. Today’s remarks will be shorter than usual. It’s been a great quarter. To put it simply, our business model is working, and we’ve been busy focusing on improving Answers.com’s fundamentals and performance.

We grew revenues 30% quarter over quarter—35% if you just consider our ad revenue. We achieved this by concentrating on the following three areas:

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1.	Expanding the breadth and depth of our integrated content;

2.	Solid growth of Answers.com traffic, which is heavily tied to our content expansion strategy; and

3.	Increasing monetization rates.

We are proud to report strong execution on all three fronts. We added over 1,100,000 new topics to Answers.com over the last three months, from high-quality branded sources.

Traffic is up 20% compared to the fourth quarter.

And monetization—RPMs—rose 12% sequentially, even though Q1 is generally considered a seasonally weaker quarter than Q4 for advertising.

I’ll now turn the call over to Steve Steinberg, our CFO, for a more detailed recap of our fundamentals. I’ll be back towards the end with additional comments.

Steve…

Steve Steinberg

Thank you Bob, and good afternoon. I will be reviewing our financial performance in Q-1 2006. For a more detailed review of this quarter’s results, please refer to our FORM 10-QSB, which will be filed no later than May 15, 2006.

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Q1 revenues increased to $1,154,000, compared to $889,000 in the previous quarter, representing 30% sequential growth. The GAAP net loss in Q1 was $3,480,000, compared to the Q4 GAAP net loss of $1,816,000. However, the net loss, prior to stock-based compensation, and prior to amortization of acquired technology resulting from the acquisition of Brainboost Technology, LLC- what we refer to as Non-GAAP net loss - in Q1, was $757,000, compared to $912,000 in Q4, an improvement of 17%.

Non-GAAP net loss per share for the first quarter of 2006 decreased to $0.10, compared to $0.13 for the last quarter in 2005.

Cash and investment securities as of March 31, 2006 were $13,071,000 and we have no significant debt.

Now, let's delve into the revenues a bit more.

Our Q1 revenues rose to $1,154,000. Answers.com advertising revenues, of $1,090,000, which accounted for nearly 95% of our total revenue, was 35% higher than Q4. The remainder of our revenue was from partners with whom we market co-branded products, of $53,000, and from subscription and other revenue of $11,000.

Answers.com advertising revenue is a function of growing query traffic and monetizing such traffic. We consider revenue per one thousand queries, or RPMs as our primary measurement of monetization.

Turning to our user-traffic and RPM metrics, during the four quarters of 2005, our average daily queries, were approximately .9, 1.8, 1.8 and 2.1 million, respectively. Our RPMs from such traffic, during the four quarters of 2005, were $1.32, $2.20, $3.07 and $4.18, respectively. In this quarter - Q1 2006, our average daily queries increased to 2.6 million and our RPMs increased to $4.67.

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As the numbers demonstrate, we have made significant progress in both traffic and monetization since January 2005, the month we first launched Answers.com. Our RPMs have risen due to numerous initiatives, including changes to our site design, adding or switching the ad companies with which we partner, the location and number of ads displayed on our Answer pages and the types of ads we present. More specifically, in the first quarter of 2006 our RPMs rose due to continued optimization of Google Adsense and an increase in the revenue-share percentage offered by Google, improvements in performance of Shopping.com and an increase in our usage of impression-based advertising.

Of course, we plan to continue growing queries and RPMs significantly in 2006 and beyond. In a few moments, Bruce and Bob will further elaborate on our initiatives focused on this objective.

In terms of expenses, GAAP Operating expenses in Q1 were $4,763,000, compared to $2,867,000 in the prior quarter. Operating expenses before $2.7 million of expenses that resulted from, stock-based compensation and charges stemming from amortization of acquired technology relating to the Brainboost acquisition - what we refer to as Non-GAAP operating expenses, were $2,040,000 in Q1, compared to $1,963,000 in Q4, a net increase of $77,000. We added two new employees in Q1 and our headcount as of March 31, 2006 was 50.

Now, let’s review some balance sheet data….

As of March 31st, cash and investment securities were $13,071,000. Overall, our cash and investment securities dropped $932,000 this quarter. The drop relates primarily to the net cash used in operations of $883,000, which is $126,000 higher than our Q1 Non-GAAP Net Loss. This $126,000 difference results from changes in many operating assets and liabilities including pre-payment of various expenses, net of non-cash expenses such as depreciation. In Q1 we also used approximately $145,000 on capital expenditures and other investing activities and we received $98,000 through the exercise of options.

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Now I would like to talk about our outlook for Q2.

We forecast that our revenues for Q2 will be in a range of $1,400,000 to $1,450,000, or 21% - 26% sequential growth. We want to remind everyone of the seasonal drop off in query traffic beginning in late May / early June that we believe is customary in our industry.

We forecast that our GAAP operating loss will fall within the range of $2,975,000 to $3,060,000. Our Non-GAAP operating loss is expected to be in a range of $925,000 to $975,000. Our forecasted increase in revenue, in Q2, as compared to Q1, of approximately $250-$300 thousand will be offset by increases in various areas - mostly advertising and promotion, and salaries, as we are planning to add 10 to 15 employees in Q2. The new hires will mostly be product managers and engineers who are designing and developing the next generation of Answers.com, content editors and integrators, and ad sales and business development professionals. Due to timing, many of the new hires we originally planned to bring aboard in Q1 will actually be added in Q2.

One additional point - We guide to the Operating Loss, which is our operating loss before interest, other income and expenses and income taxes. We do not guide to the net loss. Nonetheless, I want to point out another expense which will be appearing in our Q2 numbers in addition to the Operating Loss. As described in the registration rights agreement attached to our December 7, 2005, 8-K filing, we agreed that, if our registration statement to register the 439,000 shares we issued to the Brainboost sellers, was not effective by April 1st, we would pay the sellers a penalty of $100,000 per month, pro rated per day. The SEC is still reviewing our Registration Statement. We are hoping that the Registration Statement will be cleared in the coming days or weeks. Thus, expect a charge in the $135,000 to $200,000 range, in addition to the forecasted Q2 Operating Loss.

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Thank you for your time. And now I’d like to turn the call over to Bruce….

Bruce Smith

Thanks, Steve…

As Bob mentioned in his opening remarks, we continue making significant strides in all aspects of our business.

The planned growth in our content is having exactly the intended positive impact on our traffic. Here are some of the titles we licensed and integrated over the last few months:

•	West’s Encyclopedia of American Law

•	The Thomson-Gale Encyclopedia of Cancer, Encyclopedia of Neurological Disorders, and Encyclopedia of Surgery

•	From All-Media Guide: Biographies on Pop Artists, Classical Artists, and Actors along with reviews of Albums, Movies, and Games

•	From Houghton-Mifflin: Word Origins, a Field Guide to Rocks and Minerals and a Dictionary for Gardeners

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… to name a few.

We recently signed a content deal with Barron’s for Accounting, Banking, Investment, Insurance, Marketing and Real Estate dictionaries, plus Food and Wine guides. These should be integrated in the coming months.

And, finally, there are our own internally-created sources, such as American Authors, Fast Facts and Resource Centers.

You might ask why all these content sources matter. For one thing, they make the Answers.com site more interesting and useful for end-users—and journalists and bloggers who cite them. But, also, this rich content is automatically indexed by search engines, yielding significant inbound traffic. And this traffic comes with zero advertising or traffic acquisition costs to the company, other than any costs associated with licensing such content.

On the monetization front, we continue to make significant progress every quarter. On the advertising revenue front, we shifted from skyscrapers to leaderboards in early February, improving both coverage and advertising rates as advertisers prefer leaderboards. This also improved the performance of our Shopping.com advertisements by freeing up valuable real estate on the right side of our pages.

In addition, we made design improvements that allow us to add square, inset box ads to our AnswerPages resulting in additional revenue per page.

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Now I would like to turn the call over to Bob to talk about additional progress in the quarter. Bob….

Bob Rosenschein:

Thanks, Bruce…..

Let me briefly mention a few other developments:

•
Last quarter, we indicated our goal of finding sponsors for parts of our properties. Some of you may have noticed this morning that we started testing our first sponsorship, with ads from the New York Times, on our Today’s Highlights page that users of 1-Click Answers see every morning. Expect this to go live soon.

•
Brainboost. We remain on track to release Phase I of our Brainboost technology in Q2. It will save Answers.com users time by providing information beyond our topic-based sources. Phase II integration is on schedule for the second half of the year.

•	We also filed a patent application for the Brainboost natural language technology.

•	This quarter, we also sued a company called Babylon for patent infringement. This is in process, and we will update our investors as appropriate.

•	1-Click Answers, Wikipedia Edition. Our partnership with Wikipedia went into trial in April. We’ll also be sponsors of the annual Wikimania Conference in Boston this August.

•
While I’m on the subject, in the next couple of weeks, expect to see an exciting new version of our 1-Click Answers downloadable software tool. When you alt-click on a word, you’ll see a convenient new bubble that we call an AnswerTip, rather than a full browser window. We believe this implementation will offer further potential for Web usage, too.

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•
Last, we added a French dictionary and a French user interface, which you can see at fr.answers.com. Although Answers.com is obviously strongest in English today, we consider international markets a natural area of expansion, and we hope to add more languages this year.

In conclusion, we’re growing stronger each quarter in putting Answers.com on the map. We offer useful information for a great consumer experience, beyond the paradigm many people are used to.

We will be participating in the Bear Stearns Internet Roundtable on May 23rd in New York and the America’s Growth Capital & Soleil Securities - 2006 Business Services & Financial Technology Conference on May 31st in Boston.

This is a competitive and very exciting time. The future is indeed bright and full of opportunity. It’s all about one word—simple. We are funded to reach profitability and will continue investing in our business. If we can continue innovating ways to deliver useful information more simply to Internet users, then Answers.com will continue growing and deliver shareholder value to you.

With that, we conclude our prepared remarks and open the floor to your questions. Bruce…

Q&A (moderated by Bruce Smith)

…

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Closing the Call (Communiqué Operator)

Thank you, all. This concludes today’s teleconference. Please disconnect your lines at this time, and have a good day.

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